Exhibit 19.1

SPHERE 3D CORP.
INSIDER TRADING POLICY

1.     Purpose of this Policy

The purpose of this Insider Trading Policy of the Company (the “Policy”) is to set forth certain policies to ensure:

•that all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein); and

•that all appropriate parties who have Undisclosed Material Information understand that they are prohibited from Insider Trading (as defined herein) or Tipping (as defined herein) under applicable law, stock exchange rules and this Policy.

2.     To Whom this Policy Applies

    The main groups of persons to whom this Policy applies are set out in Schedule “A” attached hereto. Each section of the Policy that imposes restrictions and obligations will identify which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups described in Schedule “A”.

3.     Responsibility for this Policy

    The Company’s Chief Financial Officer is responsible for overseeing compliance for this Policy. Changes to this Policy shall be approved by the Board of Directors. Any questions or issues which arise under this Policy shall be brought to the attention of the Board of Directors or, if time does not permit review by the Board, then to any member of the Board.

4.     Confidentiality of Undisclosed Material Information

    4.1     “Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”; that is, disseminated to the public by way of a news release together with the passage of a reasonable amount of time (24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

4.2    Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to the CEO or CFO. Schedule “B” attached hereto is a non-exhaustive list of examples of Material Information.

    4.3     Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

    4.4     Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement in a form acceptable to the CEO or CFO of the Company. Schedule “C” attached hereto lists circumstances where securities regulators believe disclosure may be in the “necessary course of business”. When in doubt, all persons to whom this Policy applies must consult with the CEO of the Company to determine whether disclosure in a particular circumstance is in the necessary course of business.

    For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

    4.5     In order to prevent the misuse of and inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

        •    documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

        •    confidential matters should not be discussed in places where the discussion may be overheard;

        •    transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions such as a dedicated server; and

        •    unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.

5.     Trading of Securities of the Company

    5.1     “Insider Trading”, which refers to persons in a Special Relationship with the Company purchasing or selling or otherwise monetizing securities of the Company while in possession of Undisclosed Material Information, is prohibited.

    5.2     Board Members and certain Senior Officers and employees must notify and consult with the CFO before the purchase or sale of any securities of the Company.

    The CFO may designate the CEO to act as an alternate or delegate when the CFO, is not available. The CFO must obtain the approval of the CEO before the CFO sells any securities of the Company.

    5.3     In addition to Section 5.2, (a) Board Members, (b) Officers and (c) director-level Employees, together with (d) the administrative assistants of the persons described in clauses (b) and (c) above and (e) other Employees and Contractors of the Company who are designated from time to time by the CEO or CFO of the Company, shall not purchase or sell or otherwise monetize securities of the Company except during a ‘Trading Window’ when there is no ‘Blackout Period’ in effect.

    5.4     “Trading Window” means: (a) the period of time beginning at 6:00 a.m. (EST) on the third day on which the NASDAQ is open for trading and on which the trading in the Company’s securities is not halted or suspended (a “Trading Day”) after the financial results for a fiscal quarter or fiscal year have been disclosed by way of a news release (a “Financial News Release”) and ending at 11:59 p.m. (EST) on the 14th day of the last month of that quarter and (b) any other period designated by the Chief Financial Officer and communicated to those persons to whom this Policy applies.

        “Blackout Period” means: (a) any time when trading securities of the Company is prohibited pursuant to this Policy; and (b) any other period designated by the Chief Financial Officer and communicated to those persons to whom this Policy applies.

    5.5     The trading prohibitions in Sections 5.1, 5.2, 5.3 and 5.4 do not apply to the acquisition of securities through the exercise of share options, but do apply to the sale of the securities acquired through the exercise of the option.

    5.6     Illegal Insider trading in securities of public companies and issuers other than the Company and Tipping by persons in a Special Relationship with the Company can bring the Company into disrepute. Accordingly, neither the Company nor persons in a Special Relationship with the Company who are also persons in a Special Relationship with another company or issuer and who possess Undisclosed Material Information relating to that other company or issuer will (a) purchase or sell or otherwise monetize securities of the other company or issuer while they possess that Undisclosed Material Information, or (b) engage in Tipping.

6.     Consequences of Non-Compliance with this Policy

    6.1     Any Board Member, Officer, Employee or Contractor who violates this Policy may face disciplinary action as is appropriate under the circumstances, including termination of his or her position for cause without notice.

    6.2     Any person in a Special Relationship with the Company who violates this Policy may have also breached securities laws and the Company may refer the matter to the appropriate regulatory authority, which could lead to the imposition of fines, penalties or imprisonment. Violation of this Policy may also lead to civil liability for damages.

SCHEDULE “A”

Individuals and Entities to Whom This Policy Applies

“Board Members, Officers, Employees and Contractors” means a Board Member, Officer, Employee or Contractor of the Company or its subsidiaries. As described below, all Board Members, Officers, Employees and Contractors are also persons in a Special Relationship with the Company.

“Contractor” means an independent contractor who is engaged in an employee-like capacity by the Company.

“Employee” means a full-time, part-time, or contract employee of the Company or any of its subsidiaries.

“Insider” means:

    (1)     a Board Member or a Senior Officer of the Company;

    (2)     a person who beneficially owns, directly or indirectly, more than 10% of the voting securities of the Company or who exercises control or direction over more than 10% of the votes attached to the voting securities of the Company (a “10% Shareholder”);

    (3)     a Board Member or a Senior Officer of a subsidiary of the Company; or

    (4)    a Board Member or a Senior Officer of a 10% Shareholder of the Company.

“Officer” means those persons who are identified as an officer under applicable securities laws.

“Persons in a Special Relationship with the Company” means:

    (1)     each Board Member, Officer, Employee and Contractor;

    (2)     each 10% Shareholder;

    (3)     each Board Member, officer, employee or contractor of a 10% Shareholder;

    (4)     each member of an operating or advisory committee of the Company or its     subsidiaries;

    (5)     each Board Member, officer, partner and employee of a company that is engaging in any business or professional activity with the Company or its subsidiaries and who routinely comes into contact with Material Information;

    (6)     each person or company that learned of Undisclosed Material Information with respect to the Company from a person or company described in (1) though (5) of this definition and knew or ought reasonably to have known that the other person or company was in such a special relationship; and

    (7)     any spouse, live-in partner or relative of any of the individuals referred to in (1) through (6) who resides in the same household as that individual.

    (8)     A company is considered to be a “Subsidiary” of another company if it is controlled by (a) that other, (b) that other and one or more companies, each of which is controlled by that other, or (c)

two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other's subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting securities of that other company.

“Senior Officer” means:

    (1)     the chair or a vice-chair of the Board of Directors of the Company or any of its subsidiaries, the CEO, CFO, CTO, COO, a Vice-President, the Corporate Secretary, the Treasurer or the General Manager of the Company or any of its subsidiaries or any of their operating divisions; or

    (2)     any other individual who performs functions for the Company or any of its subsidiaries similar to those normally performed by an individual occupying any of the offices listed in (1) above.

SCHEDULE “B”

Examples of Information That May Be Material
(Based on National Policy 51-201)

Changes in corporate structure

    •     changes in share ownership that may affect control of the company

    •     changes in corporate structure such as major reorganizations, amalgamations, or mergers

    •     take-over bids, issuer bids, or insider bids

Changes in capital structure

    •     the public or private sale of additional securities

    •     planned repurchases or redemptions of securities

    •     planned splits of common shares or offerings of warrants or rights to buy shares

    •     any share consolidation, share exchange, or stock dividend

    •     changes in a Company’s dividend payments or policies

    •    the possible initiation of a proxy fight

    •     material modifications to the rights of security holders

Changes in financial results

    •     a significant increase or decrease in near-term earnings prospects

    •     unexpected changes in the financial results for any period

    •     shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

    •     changes in the value or composition of the Company’s assets

    •     any material change in the Company’s accounting policies

Changes in business and operations

    •     any significant development that affects the Company’s resources, technology, products or markets
    •     a significant change in capital investment plans or corporate objectives

    •     major labour disputes or disputes with major contractors or suppliers

    •     significant new contracts, products, patents, or services or significant losses of contracts or business

    •     significant discoveries by resource companies

    •     changes to the Board of Directors or executive management, including the departure of the Company’s CEO, CFO, CTO or COO (or persons in equivalent positions)

    •     the commencement of, or developments in, material legal proceedings or regulatory matters

    •     waivers of corporate ethics and conduct rules for officers, directors, and other key employees

    •     any notice that reliance on a prior audit is no longer permissible

    •     de-listing of the Company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

•     significant acquisitions or dispositions of assets, property or joint venture interests

•     acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in credit arrangements

•     the borrowing or lending of a significant amount of money

•     any mortgaging or encumbering of the Company’s assets

•     defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

•     changes in rating agency decisions

•     significant new credit arrangements

SCHEDULE “C”

Examples of Disclosures That May Be “Necessary in the Course Of Business”
(Reproduced from National Policy 51-201)

(1)     Disclosure to:

•     vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts;

•     employees, officers and board members;

•     lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company;

•     parties to negotiations;

•     labour unions and industry associations;

•     government agencies and non-governmental regulators;

•     credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency's ratings generally are or will be publicly available);

(2)     Disclosures in connection with a private placement; and

(3)     Communications with controlling shareholders, in certain circumstances.